Exhibit 10.22

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of January 19, 2006, by and between AML Communications, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated July 8, 2004 by and between Borrower and Lender, as may be amended from time to time, (the “Business Financing Agreement”).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification(s) to Business Financing Agreement:

1)                                      The defined term “Credit Limit” is hereby amended to read as follows:

“Credit Limit” means $2,003,514.41, of which (i) up to $1,000,000 may be used for Formula Advances, (ii) $253,514.41 was outstanding as of December 23, 2005 as unpaid principal balance of Equipment Loan 1 Advances, and (iii) up to $750,000.00 may be used for Equipment Loan 2 Advances, subject to Sections 2.2 and 2.3 hereof.

“Overadvance” means, (a) the amount, if any, by which the total amount of Formula Advances then outstanding exceeds the lesser of $1,000,000 or the Borrowing Base; (b) the entire amount of any advance made on or after December 23, 2005 as Equipment Loan 1 Advance, or (c) the amount, if any, by which the total amount of Equipment Loan 2 Advances exceeds $750,000.

2)                                      The following subsections in Section 7, entitled “Miscellaneous Provisions”, are hereby amended in their entirety to read as follows:

(j)                                     Provide to Lender the following with respect to Borrower’s financial condition and results of operations for such month and the period then ending, in each case in form and substance acceptable to Lender, (i) no later than 30 days after the end of each month, a Compliance Certificate and financial statements including balance sheet, income statement, and statement of cashflows, (ii) within 5 days after the end of each month, accounts receivable and payable aging report, and deferred revenue report, (iii) within 5 days after the end of each month while any Formula Advances remain unpaid, and prior to any Formula Advance, a borrowing base certificate, and (iv) such other matters as Lender may request.

(m)                               Permit and cooperate with Lender from time to time hereafter to audit Borrower’s Receivables at Borrower’s expense.  Such audit shall be conducted no later than June 30, 2006 and annually thereafter or as otherwise requested by Lender. The results of such audit must be acceptable to Lender.

3.                                       CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.                                       INTENTIONALLY OMITTED.

5.                                       NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.  Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents.  Except for the obligations arising hereafter under this

Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby.  Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest.  The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest.  The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents.  Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness.  Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing.  No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement.  The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7.                                       COUNTERSIGNATURE.  This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

AML COMMUNICATIONS, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/: Jacob Inbar	By:	/s/: Lee Shodiss

Name:	Jacob Inbar	Name:	Lee Shodiss

Title:	President & CEO	Title:	Senior Vice President